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                         SUBSIDIARIES OF THE REGISTRANT


RCC Real Estate, Inc., a Delaware corporation
RCC Commercial, Inc., a Delaware corporation
Resource TRS, Inc., a Delaware corporation
Apidos CDO I. Ltd., a Caymen Islands company
Apidos CDO III, Ltd., a Caymen Islands company
Ischus CDO II, Ltd. a Caymen Islands company.